Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP ANNOUNCES EXTENSION OF COMMON STOCK REPURCHASE PROGRAM

ROCKAWAY, NEW JERSEY – February 25, 2016 – Anthony Labozzetta, President and Chief Executive Officer of Sussex Bancorp (the “Company”) (Nasdaq: SBBX), announced that its Board of Directors has authorized the extension of the share repurchase program of up to 233,000 shares of its outstanding common stock, or approximately 5.0% of the outstanding shares. The share repurchase program may be suspended or discontinued at any time.

Since the program began on February 26, 2015 through February 24, 2016, the Company has repurchased a total of 48,059 shares. Pursuant to the Repurchase Program, on February 25, 2016, the Company entered into a Rule 10b5-1 repurchase plan (the “10b5-1 Plan”). Pursuant to the 10b5-1 Plan, a maximum of 184,000 shares may be repurchased beginning February 26, 2016 until the 10b5-1 Plan expires on February 25, 2017, unless completed sooner or otherwise extended. Stock repurchases under this program may be made through open market and privately negotiated transactions at such times and in such amounts as management deems appropriate in accordance with applicable Securities and Exchange Commission regulations. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and Port Jervis and Astoria, New York, and a loan production office in Rochelle Park, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328